Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-64710)of Sterling Bancorp of our report dated June 28, 2011, with respect to the financial statements and supplemental schedules of the Sterling Bancorp/Sterling National Bank 401(k) Plan as of and for the year ended December 31, 2010 included in this Annual Report (Form 11-K) for the year ended December 31, 2010 filed on or about June 28, 2011.

EISNERAMPER LLP

New York, New York

June 28, 2011